UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2006

AboveNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23269	11-3168327
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

360 Hamilton Avenue
White Plains, New York		10601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   (914) 421-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 8.01.  Other Events

AboveNet, Inc. (the “Company”) will make an Interim Distribution of shares of the Company’s common stock (“Shares”) during the month of December 2006 in accordance with the Second Amended Plan of Reorganization of Metromedia Fiber Network, Inc. et al., as amended, and the Confirmation Order approved by the Bankruptcy Court on August 21, 2003 (together, the “Plan”) to the holders of record, as of August 11, 2006, of certain Class 7 claims filed with the Bankruptcy Court (the “Class 7 Holders”), unless otherwise directed by such Class 7 Holders.  Distributions will only be made with respect to claims that have been allowed since the date of the prior Interim Distribution. Supplemental distributions will not be made with respect to claims which received distributions in the Initial Distribution or prior Interim Distributions. These distributions will be made subject to the withholding of a reserve for future distribution. The Company may make periodic additional issuances of securities to holders of Class 6 and Class 7 claims as disputed claims are resolved.  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

The Company believes the estimated claim amount for Class 6 claims is approximately $2.71 billion and for Class 7 claims is approximately $520 million.

Holders of claims may determine their approximate projected allocation of Shares (inclusive of prior distributions) by using the following formula:

(Class Shares) X (such holder’s Allowed Claim/the aggregate estimated claim for the appropriate Class) = such holder’s projected aggregate Share distribution.

Class Shares represents the aggregate number of Shares to be delivered to each Class of claims.  The Class Shares is 1,685,433 for Class 6 and 2,749,918 for Class 7.

To determine a Class 6 holder’s approximate projected allocation of warrants, the same formula is used substituting the amount of Five Year Warrants and Seven Year Warrants to be distributed under the Plan, 709,459 and 834,658, respectively, for the amount of the Class Shares.

To account for the subordination provisions in the Plan as they relate to the Class 6(a) and 6(c) claims, all distributions to be made to the holders of Class 6(c) claims will instead be re-allocated and issued pro rata to holders of Class 6(a) claims.  To account for this reallocation, holders of Class 6(a) claims should multiply the estimated number of Shares or warrants received in accordance with the formula set forth above by 1.618.

These estimated claim numbers and the determination of any holders’ ultimate percentage in accordance with the formula set forth above, while presented with numerical specificity, are based upon a number of estimates and assumptions which, though considered reasonable when taken as a whole by the Company, are inherently subject to significant uncertainties many of which are beyond the control of the Company, including the outcome of court proceedings and the investigation by the U.S. Securities and Exchange Commission (the “SEC”) previously disclosed by the Company.  After the resolution of all claims, the resulting claim amounts may vary significantly from the estimates set forth above.  Any such variation would affect the numbers of Shares to be distributed to any individual holder of claims.  The estimates were not prepared with a view toward compliance with guidelines of the SEC or the Bankruptcy Court.

Upon the completion of this proposed Interim Distribution, the Company will have distributed, inclusive of the Initial Distribution and all subsequent Interim Distributions, 2,128,328 Class 7 Shares. The Company has previously distributed 2,115,081Class 7 Shares, 1,477,014 Class 6 Shares, 621,728 Five-Year Warrants (of which 6,712 have been exercised), and 731,431 Seven-Year Warrants (of which 6,532 have been exercised) as well as all 944,773 Class 1(b) Shares and all 3,369,876 Class 2 Shares.  In addition, the Company has distributed 1,668,497 Shares pursuant to the Rights Offering conducted upon emergence from bankruptcy protection and 41,122 Shares to a former employee (of which 15,277 Shares were purchased back by the Company and are currently held as treasury Shares) in connection with his compensation arrangements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2006

ABOVENET, INC.

	By:	/s/ Robert Sokota
Robert Sokota,
Senior Vice President and General Counsel